EXHIBIT 10(a)

                MEMORANDUM OF UNDERSTANDING

                          BETWEEN

SPRINT CORPORATION, a corporation organized and existing under the laws of the State of Kansas, 2330 Shawnee Mission
Parkway, Westwood, Kansas, USA 66205 ("SPRINT"),

                            AND

FRANCE TELECOM, a public operator formed under the laws of France, with its headquarters at 6 Place d'Alleray, 75015, Paris, France ("FT"),

                            AND

DEUTSCHE BUNDESPOST TELEKOM, a public operator formed under the laws of the Federal Republic of Germany, with its headquarters at Godesberger Allee, D-53175, Bonn, Germany
("DT").

For the purposes of this Memorandum of Understanding:

i) SPRINT, FT and DT are hereinafter also each individually referred to as a "Party" and collectively or jointly referred to as "Parties".

ii) "Home Country" means the United States of America in the case of SPRINT, the Republic of France in the case of FT, and the Federal Republic of Germany in the case of DT.

iii) "Europe" means the countries and territories located on the European continent as set forth on
        Schedule 1 hereto.

iv) "Full Cost Reimbursement Basis" means payment of all costs incurred including, without limitation, recovery of capital and costs of capital; i.e., for each Party, the blended rate reflecting the actual proportion of debt and equity in its capital structure, with appropriate provision to reflect the impact of taxes (if any).

v) "NAFTA Countries" means Canada and Mexico and any other country in the Americas that either: (a) accedes to the North American Free Trade Agreement; or (b) enters into agreements with the United States and each other country that is a NAFTA Country as of the date such country becomes a NAFTA Country, that in each case contains provisions establishing a free trade relationship that is substantially similar in scope and terms to the North American Free Trade Agreement. Such other country will become a NAFTA Country as of (i) the date the North American Free Trade Agreement becomes effective with respect to such country or (ii) the date the last of the agreements referred to in clause (b) above becomes effective with respect to such country, as the case may be. The United States will not be a NAFTA Country.

vi) "National Operation" means an entity or group of entities primarily engaged in providing national long distance telecommunications services, irrespective of the technology used in providing such services, but shall not include Public Telephone Operators. Cellular operations are now usually local operations and will not constitute a National Operation, except that a nationwide trunk overlay network interconnecting cellular operations can be a National Operation. Criteria for determining when such a nationwide trunk overlay network constitutes a National Operation will be set forth in the definitive agreements.

vii) "Public Telephone Operator" means an entity or group of entities providing national telecommunications services owned, in whole or in part by the respective national government or any regional government or any organ thereof.

WHEREAS, there have been dramatic changes in the telecommunications industry;

WHEREAS, it is anticipated that there will be further changes in the telecommunications industry in view of ongoing liberalization and deregulation;

WHEREAS, alliances of telecommunications operators have been announced and are in the process of formation or implementation;

WHEREAS, the Parties desire to satisfy the needs of existing and future customers throughout the world with an initial focus on multinational corporations and other large users and international travelers by providing seamless global telecommunications services;

WHEREAS, meeting the global needs of such customers requires capabilities that are beyond the geographic coverage, know-how and resources of any single Party;

WHEREAS, the Parties share a common vision of the future and the opportunities that can be realized for their customers and themselves, by their undertaking joint activity together;

WHEREAS, FT and DT have announced in December 1993 their agreement to form a strategic alliance to provide advanced telecommunications services to corporate customers and other large users and to create a joint venture entity ("Atlas") to provide such services;

WHEREAS, the Parties wish to form a long-lasting Global
Partnership (whether formed as one or more entities) to provide telecommunications services and to pursue various telecommunications opportunities around the globe;

WHEREAS, the Parties intend that their Global Partnership (whether formed as one or more entities) be the preeminent global communications company, the standard against which others are measured, and that the Global Partnership provide highly competitive, functionally differentiated, global telecommunications services more cost effectively, more efficiently and more rapidly than each Party could provide alone;

WHEREAS, the Parties intend that the Global Partnership permit the introduction of new, sophisticated global telecommunications services effectively, economically and rapidly; provide a range of more comprehensive and technically advanced services; avoid unnecessary duplication of efforts; lead to improved technical solutions; create greater choices for customers; and meet customer needs more effectively; and

WHEREAS, to further the purposes of the long-lasting Global Partnership FT and DT are entering into certain financial arrangements with SPRINT, the terms and conditions of which are set forth in Annex A hereto (the "Financial Arrangements").

BASED ON THE FOREGOING, the Parties hereby set forth their common understanding in this Memorandum of Understanding
("MOU"), as follows:


A.  SCOPE OF THE MOU; STRATEGIC AND BUSINESS PLAN

        1. The Parties intend to accomplish several objectives in this MOU:

                -  to outline the principal terms of their
                   proposed Global Partnership (sometimes also referred to as the "Joint Venture" or "JV") and the Financial Arrangements;

                - to establish procedures for the negotiation of definitive agreements;

                -  to set forth terms of exclusivity with
                   respect to negotiations; and

                -  to set forth arrangements for public
                   announcements.

        2. Following execution of this MOU, the Parties will devote resources needed to develop a five year strategic and business plan for the Joint Venture as a whole (including the Regional Operating Groups (as defined below) and the Global Backbone Network entity
                (as defined below)). Such plan will contain, without limitation, capital and expense requirements and specific schedules for: (a) introducing the services of the JV set forth in Section D.1; (b) consolidating and optimizing the Parties' international networks as provided in Section D.1.c; and (c) conducting the Parties' bilateral arrangements as provided in Section D.4.b. Agreement as to such plan will be a condition precedent to the execution of definitive agreements relating to the Financial Arrangements and the JV.


B.  PRINCIPLES UNDERLYING COMMON ACTIVITIES

        1. The Parties share a common long-term vision with regard to international telecommunications opportunities. They intend the JV to become over time the principal embodiment and global reference point of their international telecommunications activities.

        2. The Parties see their future to be in serving the global telecommunications market together. They have decided to join together in a long-term Global Partnership which should include appropriate provisions of exclusivity and non-competition.

        3. In the long-term, the Parties' common activities in international telecommunications should not be restricted to select services or market segments, but should grow and change to meet telecommunications opportunities as they arise.


C.  ORGANIZATION AND ENTITIES

        1.      OVERALL ORGANIZATION

                a. The Parties anticipate that activity of the Joint Venture will be conducted through various entities:

                    -   A Global Partnership Board, composed of
                        an equal number of representatives of each of the Parties, which Board will adopt policies, strategies, guidelines and standards for any and all entities through which activity of the Joint Venture will be conducted, and which Board will coordinate the activity of said entities.

                    -   The Global Partnership Board will
                        appoint such staff as appropriate, who, working with the Regional Operating Groups (and Atlas and SPRINT in the relevant Home Countries) and the Global Backbone Network entity, will assist the Global Partnership Board in carrying out its responsibilities, including without limitation, formulating and implementing policies, strategies, guidelines and standards, and assist the Global Partnership Board in coordination of activities of the various entities. Each Party will cause its representatives in each Regional Operating
                        Group (and Atlas and SPRINT in the relevant
                        Home Countries) in which it has a direct or indirect interest to act in accordance with the global standards, policies and strategies defined by the Global Partnership Board with respect to the matters set forth in Section
                        C.2.a below.

                   -    Regional Operating Groups, which will
                        provide the services of the Joint Venture to customers, and will make operating decisions implementing the policies, strategies, guidelines and standards set by the Global Partnership Board. It is contemplated that initially there will be Regional Operating Groups for each of the following operating areas: (1) Europe (excluding Home Countries), and (2) the rest of the world (as defined in Section C.4.d(1) below) (excluding Home Countries).

                   -    A Global Backbone Network entity which
                        will administer the operation of the Global
                        Backbone Network.

                b. The Parties believe that ownership interests and allocations of profits and losses relating to the JV's activities should be as set forth in Section C.4.d below. Failure by a Party to comply with a capital and/or expense call by the Global Partnership entity (as defined below), a Regional Operating Group, the Global Backbone Network entity, or a National Operation shall result in appropriate dilution of the ownership interest of said party in the respective entity for which a capital or expense call was made.

        2.  GLOBAL PARTNERSHIP BOARD

                a.  The Parties will establish a Global Partnership
                    Board for their Global Partnership. (The Parties may determine to establish a separate Global Partnership entity for such Board.) The activities of the Global Partnership Board and its staff will be funded on a Full Cost Reimbursement Basis. All matters decided by the Global Partnership Board will require the consent of each of the Parties. The Global Partnership Board will have responsibility for the following matters:

                    (i) adoption of the global strategic plan for the Global Partnership;

                    (ii) monitoring the conformity of the operations of the Regional Operating Groups (and Atlas and SPRINT in the relevant Home Countries) and the Global Backbone Network entity with their strategic, capital, business, operating, technology and marketing plans and the global standards, policies and strategies defined by the Global Partnership Board;

                    (iii) consultation with respect to tie-breaking
                          situations as provided in Sections C.5.e and C.6.c(ii) and (iii) below;

                    (iv) inclusion of new participants in the Global Partnership or establishment by the JV of National Operations;

                    (v) appointment of key officers of the Global Partnership entity (if such entity is established) and any and all entities through which activity of the Joint Venture is conducted, other than for the ROE Group
                          (as defined below) (and Atlas and SPRINT in the relevant Home Countries);

                    (vi) determining the timing and manner in which additional and new services are to be included within the scope of the Global Partnership;

                    (vii) adopting:

                          -   uniform standards for
                              product development and management;

                          -   coherent marketing and
                              sales force organization standards and
                              common brands;

                          -   principles of global
                              account management to motivate all
                              Parties as appropriate;

                          -   transfer pricing standards;

                          -   principles to ensure that
                              the acquisitions, investments and other
                              operations of the Regional Operating
                              Groups (and the operations of SPRINT and Atlas in the relevant Home Countries relating to the JV) are consistent with the policies and strategic direction of the JV;

                          -   principles to ensure coherent business
                              development;

                          -   principles to ensure coherent
                              intellectual property management
                              and development at the Global Partnership level;

                          - programs to develop, and specifications of, global platforms, including principles designed to establish coherent billing, services, administration and maintenance procedures;

                          - uniform service levels and standards for each service within the scope of the JV;

                          -   network planning standards to ensure
                              adequate capacity and seamless
                              services worldwide;

                          -   the principles of the design, planning,
                              administration and maintenance of the
                              Global Backbone Network;

                          -   overall personnel and compensation policies:
                              (a) to create incentives for employees to seek the success of the Joint Venture, rather than any one of the Parties; and
                              (b) to facilitate transfer of employees
                              among the various regions and the central staff of the Global Partnership Board; and

                    (viii) supporting the marketing and product
                           development needs of the Regional Operating
                           Groups (and Atlas and SPRINT in the relevant
                           Home Countries).

        3.  HOME COUNTRIES

                a. The Parties contemplate that the services within the scope of the JV (the "Business") will be provided to customers in the United States by SPRINT and in France and Germany by FT and DT, through Atlas. FT and DT, through Atlas, and SPRINT will be responsible for conducting operations and making and financing the necessary investments within the relevant Home Country and will enter into arrangements to ensure that such operations and investments are appropriate.

                b. SPRINT and Atlas will be responsible for preparing and implementing their strategic, capital, business, operating, marketing and technology plans in their respective Home Countries to support and implement the activities of the JV. SPRINT and Atlas will prepare a five year strategic, capital, business, operating, marketing and technology plan in their respective
                    Home Countries covering JV activities to support and implement the activities of the JV and will submit such plan to the Global Partnership Board to permit the Global Partnership Board to fulfill its responsibilities as provided in Section C.2.a.

                c. Subject to regulatory constraints, the Parties will commit to establish and operate facilities and services in their respective Home Countries so as to conform with policies established by the Global Partnership Board relating to the matters set forth in Section C.2.a for the Joint Venture.

        4.      REGIONAL OPERATING GROUPS

                a. The Parties contemplate that the Business outside of the Home Countries will be provided by the Regional Operating Groups.

                b. Each Regional Operating Group will be responsible for conducting operations and making and financing the necessary investments within its operating area consistent with the policies, strategy, guidelines and standards established by the Global Partnership Board with respect to the matters set forth in Section C.2.a. The Regional Operating

                    Groups (and SPRINT and Atlas in the relevant Home Countries) will cooperate with, and provide assistance to, each other to the extent necessary or appropriate to fully implement such policies, strategies, guidelines and standards.

                c. Each Regional Operating Group will be responsible for preparing and implementing its strategic, capital, business, operating, technology and marketing plans to support and implement the activities of the JV. Each Regional Operating Group will prepare a five year strategic, capital, business, operating, technology and marketing plan to support and implement the activities of the JV and will submit such plan to the Global Partnership Board to permit the Global Partnership Board to fulfill its responsibilities as provided in Section C.2.a.

                d. The Regional Operating Groups will be organized on a geographical basis as follows:

                    (1) The Business in the rest of the world (all countries other than the Home Countries and countries located in Europe) will be owned and conducted by a Regional Operating Group 1/2 owned by SPRINT and 1/2 owned by Atlas
                          (the "ROW Group").

                    (2) The Business in Europe (other than France and Germany) will be owned and conducted by a Regional Operating Group owned 2/3 by Atlas and 1/3 by SPRINT (the "ROE Group").

                    (3) Regional Operating Group profits and losses will be allocated, and the Parties will fund the Regional Operating Group's capital and expenses (including costs of capital) in accordance with the proportions set forth in this Section C.4.d.

                    (4) DT and FT have determined that the integration of major portions of their international activities in Atlas will be beneficial to the Global Partnership as a whole and have decided to own their interest in the Regional Operating Groups and the Global Backbone entity through Atlas. Such ownership by a single joint organization will permit DT and FT to provide a more focused and efficient contribution at the Regional Operating Group level. DT and FT will ensure that Atlas and its personnel are as fully committed to the success of the JV as FT and DT, and FT and DT agree that they will devote sufficient resources to Atlas so that it can comply fully with shareholder obligations for the Regional Operating
                          Groups and the Global Backbone Network
                          entity in accordance with the definitive agreements, and will cause Atlas to fulfill such obligations. SPRINT also agrees to devote sufficient resources to any subsidiary or other entity through which it holds its interest in any Regional Operating
                          Group or the Global Backbone Network entity so that such subsidiary or other entity can comply fully with shareholder obligations for such Regional Operating Group or the Global Backbone Network entity in accordance with the definitive agreements, and will cause such subsidiary or other entity to fulfill such obligations.

        5.      GLOBAL BACKBONE NETWORK

                a. The Parties will form a transmission network (the "Global Backbone Network") interconnecting regional hubs by the means of gateways, the number and location of which shall be determined in accordance with network engineering, regulatory and commercial considerations, and by the construction and lease of new facilities as will be further detailed in the business plan referred to in Section A.2 and the definitive agreements. The Global Backbone Network will be connected to regional or national hubs operated by the Regional Operating Groups (and SPRINT and Atlas in the relevant Home Countries). The Parties agree that the ROE Group will form and own a European backbone network. Such network will be operated and managed by the ROE Group in accordance with the policies of the Global Partnership Board provided in Section C.2.a. As determined in accordance with network engineering, regulatory and commercial considerations, and as will be further detailed in the business plan referred to in Section A.2 and the definitive agreements: (i) the European backbone network may or may not be co-extensive with the ROE Group operating area;
                    and (ii) certain elements of the Global Backbone Network may be located within the ROE Group operating area. The Parties may also determine by mutual agreement to form one or more regional networks in the ROW Group operating area in accordance with network engineering, regulatory and commercial considerations as will be further detailed in the business plan referred to in Section A.2 and the definitive agreements.

                    Services within the scope of the JV and other traffic will be progressively routed over the Global Backbone Network to the extent appropriate in light of the regulatory environment and existing commercial arrangements between the Parties and third parties. Planning for the Global Backbone Network shall be undertaken in accordance with the provisions of Section D.4.

                b. The sale of Global Backbone Network capacity to customers and other carriers will be the responsibility of the Regional Operating Groups
                    (and SPRINT and Atlas in the relevant Home Countries) in accordance with the policies of the Global
                    Partnership Board provided in Section C.2.a.

                c. The operation of the Global Backbone Network will be funded on a Full Cost Reimbursement Basis.
                    The Global Backbone Network will operate on a basis consistent with the global standards, policies and strategies established by the Global Partnership Board. Upon agreement of all Parties, the operation of the Global Backbone Network may be reviewed and agreed to be on a for profit basis.

                d. The Global Backbone Network will be a separate legal entity. The Global Backbone Network entity will be initially owned 1/2 by DT/FT, and 1/2 by SPRINT. At the end of an initial two year period, the Parties will review the ownership of the Global Backbone Network entity possibly to adjust each Party's interest.

                e.  The ownership interest in the Global Backbone
                    Network entity of any Party which fails to fund investment included in an approved business plan (whether by contribution of desirable facilities or payment of cash) for Global Backbone Network facilities recommended pursuant to the planning commitments described in Section D.4.b below shall be appropriately diluted. Should the Parties not agree on a specific additional investment in the Global Backbone Network, the matter will be brought promptly to the Global Partnership Board for final resolution. If the Global Partnership Board is unable to resolve the matter by unanimous decision within a reasonable period, no Party will be required to make any such additional investment and the Party or Parties in favor of making such additional investment may make such investment independently, and such investment will be accounted for separately; provided that the governance rights of the Parties with respect to the Global Backbone Network entity will not be affected. Any portion of the Global Backbone Network that was not constructed or leased with investments approved by all of the Parties will be operated so that it does not compete with the other portions of the Global
                    Backbone Network.

        6.      GOVERNANCE

                a. The following Regional Operating Group and Global Backbone Network entity actions must be approved by the representatives of each Party on the board of directors or other management body of such Group or entity:

                    (1) Adoption of strategic, capital, business, operating, marketing and technology plans, or substantial changes in, or substantial deviation from, any such plan, including changes in the introduction and timing of particular services offered by such Regional Operating Group or the Global Backbone Network entity (collectively "Plan Action"), except as provided in Sections C.6.c(ii) and (iii) below.

                    (2) Contracts or dealings with any of the Parties above certain thresholds.

                    (3)   Changes in share capitalization of such
                          Regional Operating Group.

                    (4)   Inclusion of new shareholders in such
                          Regional Operating Group or the Global
                          Backbone Network entity.

                    (5)   Material changes in the constituent
                          documents of such Regional Operating Group or the Global Backbone Network entity.

                    (6) Any material decision regarding technology and architecture that would have a material effect on continued compatibility of the system of the Parties and of the Joint Venture.

                b. The following actions of the Global Backbone Network entity and the Regional Operating Groups, other than the ROE Group, must be approved by the representatives of each Party on the board of directors or other management body of the Global Backbone Network entity or such Regional Operating
                    Group:

                    -  appointment of key officers; and

                    -  Operating Group level personnel and
                       compensation policies and plans.

                c.  (i)   Subject to Section C.6.a, management
                          and control of the ROE Group will be exercised by majority vote of the board of directors or other management body. Atlas and SPRINT will each be entitled to representation on such board of directors or other management body of the ROE Group in accordance with their participation in such Group. It is understood that the SPRINT representatives on the ROE
                          Group board or other governing body will participate fully in the development of such Group's strategic, capital, business, operating, marketing and technology plans.

                    (ii)  Notwithstanding anything to the
                          contrary herein (including Section C.6.a), if SPRINT fails to approve any ROE Group Plan Action, the matter will be brought promptly to the Global Partnership Board for final resolution. If the Global Partnership Board is unable to resolve such matter by unanimous decision within a reasonable period, the ROE Group may continue to operate in accordance with the terms of such Plan Action as adopted by majority vote of the ROE Group's board or other governing body during a period of two years thereafter. Should such Plan Action call for material additional financial commitments from SPRINT and Atlas, SPRINT will have no obligation, during such two year period, to provide commitments in excess of the levels provided for in the preceding Plan Action approved by SPRINT.
                          If SPRINT chooses not to provide its share of financing in addition to such levels, its financial interest in the ROE Group will be appropriately diluted; provided that such dilution will not affect SPRINT's governance rights in the ROE Group. If the Parties continue to disagree with respect to such Plan Action of the ROE Group at the end of such two year period, the Parties will determine whether it is possible to continue the Global Partnership in light of such disagreement.

                    (iii) Notwithstanding anything to the contrary herein
                          (including Section C.6.a), if Atlas fails to approve any ROW Group Plan Action proposed by SPRINT to the extent it relates to the NAFTA Countries, the matter will be brought promptly to the Global
                          Partnership Board for final resolution.
                          If the Global Partnership Board is unable to resolve such matter by unanimous decision within a reasonable period, the ROW Group may continue to operate in accordance with the terms of such Plan
                          Action with respect to the NAFTA
                          Countries as approved by SPRINT during a period of two years thereafter.

                          Should such Plan Action call for material additional financial commitments from SPRINT and Atlas, Atlas will have no obligation, during such two year period, to provide commitments in excess of the levels provided for in the preceding Plan Action relating to the NAFTA Countries approved by Atlas. If Atlas chooses not to provide its share of financing in addition to such levels, its financial interest with respect to the NAFTA Countries will be diluted; provided that such dilution will not affect Atlas' governance rights with respect to operations in those countries. If the Parties continue to disagree with respect to such Plan Action relating to the NAFTA Countries at the end of such two year period, the Parties will determine whether it is possible to continue the Global Partnership in light of such disagreement.

                    (iv)  It is understood that the actions
                          referred to in Sections C.6.a(ii), (iv) and
                          (vi) will not be subject to the foregoing tie breaking procedures and the actions referred to in Sections C.6.a(iii) and (v) will be subject to such tie breaking procedures only to the extent changes in share capitalization or modifications of the relevant constituent documents are required by proper Plan Action.

                d. SPRINT will be consulted prior to the appointment of key officers of the ROE Group and the termination of any executive seconded by it to such Group, but will not have a veto right over such appointment or termination; provided that SPRINT will have the right to appoint one of the top three officers of the ROE Group (such person to be reasonably acceptable to Atlas). The Parties acknowledge that some or all of the executive positions of the ROE Group may be filled by persons that are not seconded by the Parties as decided by the management of the ROE Group.

                e. The Global Partnership Board will establish principles of compensation for the senior management of the ROE and ROW Groups and the Global Backbone Network entity to reward meeting business plan targets, and deter failure to meet business plan targets.

D.  SCOPE OF SERVICES

        1. The initial telecommunications services covered by the JV will be as follows:

                a. Global international data, voice and video business services for multinational companies and business customers, taking into account the relevant regulatory environment.

                b. International services for consumers, initially based on card services for travellers.

                c. Consistent with the global strategic plan for the JV, the Parties will engage in a carrier's carrier business which will both provide transport services for other carriers and achieve transport economies for the Parties' traffic as allowed by regulation in compliance with Section D.4. The Parties will work diligently towards the consolidation and optimization of their international networks to achieve economies of scale taking into account available efficiencies, current commercial arrangements and the regulatory environment.

        2. Subject to regulatory constraints, the JV will provide services in global, regional and international long distance markets, and in national long distance markets, except in the Home Countries. Subject to regulatory constraints, such services in national long distance markets (except in the Home Countries) will be provided through National Operations. (It is understood that such National Operations are included within the scope of the JV.) The Parties do not intend that the JV provide local exchange services.

        3. The Parties' long term objective is to have the scope of the JV cover a full range of telecommunications services on a global basis.

        4.      a.  Existing bilateral arrangements of the Parties
                    as required by regulation or contractual commitments will be respected.

                b. Consistent with the process of rationalizing their international networks described in Section D.1.c, the Parties commit to conduct as soon as reasonably possible their bilateral arrangements to the extent allowed by regulation as follows: (i) the Global Backbone Network entity will carry out the internal planning of the Global Backbone Network related to the bilateral arrangements of the Parties, and the Parties will contribute the assets and resources for such planning; (ii) appropriate entities of the Joint Venture will represent the Parties in dealing with correspondent carriers; (iii) the Parties will grant to the Global Backbone Network entity the use of their respective international facilities for such bilateral arrangements; and (iv) the Regional Operating Groups (and SPRINT and Atlas in the relevant Home Countries) will contract with the Global Backbone Network entity for the transmission of traffic.

        5. Subject to Sections F.1.c and d, the Joint Venture will be the exclusive vehicle of the Parties to engage in the services included at any time within the scope of the Joint Venture.

        6. The Joint Venture's scope will expressly exclude the provision of non-telecommunications information technology services.

E.  NAME BRANDS

        1. The Parties will attempt to establish a name for the Global Partnership that includes or refers appropriately to each of the "DT", "SPRINT" and "FT" names.

        2. The name of the Global Partnership may be used in combination with one or more names of the Parties as appropriate. It is expected that the Parties may also jointly establish global brands for the services and products of the JV and will agree on brands which have developed goodwill either singly or in combination with the brands and names established for the JV, as may be the most effective to develop the JV, including prominent utilization of the Parties' branding.

F.  NATIONAL OPERATIONS; CONTRIBUTIONS OF THE PARTIES

        1.      NATIONAL OPERATIONS

                a. The Parties will review all of their investments in National Operations existing as of the date of the formation of the JV (including without limitation National Operations of one Party within the Home Country of another Party) on an individual basis to determine whether their contribution to any Regional Operating Group is appropriate and whether such contribution can be achieved on mutually acceptable terms.

                b. The Regional Operating Groups may decide to invest in National Operations outside the Home Countries within their operating areas.

                c.  (i)   If a Party wishes to invest in any
                          National Operation located in the operating areas of the ROE Group or the ROW Group
                          (other than additional investments in
                          the National Operations referred to in Section
                          F.1.a above), such Party will first inform the Global Partnership Board of such opportunity and the Global Partnership Board will determine whether and the conditions under which the JV will make such investment. No
                          Party will be required to participate in such investment. If the Global Partnership Board is unable to agree by unanimous decision within a reasonable period of time that the JV should make such investment and the conditions of such investment, all Parties will then be free to participate in such opportunity separately or in association with one or more Parties.
                          The Parties intend that if more than one Party is in favor of pursuing such investment, they will do so jointly on terms to be mutually agreed.
                          If after good faith negotiations the
                          Parties are unable to establish mutually acceptable terms for such joint investment, each Party may then pursue such investment opportunity separately. Notwithstanding the foregoing, no Party may invest in such National
                          Operation if the activities of such National
                          Operation materially compete with the
                          activities of the JV in the country where such National Operation is located.

                    (ii) If, after following the procedures set forth in Section F.1.c(i) above, SPRINT wishes to invest separately in a National Operation in Mexico, the Parties acknowledge that notwithstanding Section F.1.f below, SPRINT will use the JV name in conjunction with the SPRINT name as a co-brand in connection with such investment; provided that such co-brand will display the SPRINT name in a prominent manner.

                d. If any Party wishes to invest in any stage of the privatization of any Public Telephone Operator, such Party shall advise the Global Partnership Board prior to making such investment; provided that no Party interested in pursuing any such investment will be required to accept any co-investment by the Parties or the JV and each Party may pursue such investment separately or jointly with one or more Parties.

                e. If one or more Parties invest independently or jointly in any National Operations or in any stage of the privatization of any Public
                    Telephone Operator as provided in Sections F.1.c and F.1.d above, such Parties will use commercially reasonable efforts to align the activities of such National Operation or Public Telephone Operator with those of the JV, including without limitation using commercially reasonable efforts to cause such National Operations or Public Telephone Operator to: (i) become a distributor of the services falling within the scope of the JV
                    (if so selected by the JV); (ii) align their network technology with the network technology of the JV; and (iii) use the JV for the international transport of traffic.

                f. The JV will retain control over its intellectual property and brands in connection with National Operations and will not be required to license such intellectual property or brands to Parties investing in National Operations or in any stage of the privatization of any Public Telephone Operator unless agreed by the Partnership Board.

                g. In no event will any Party pursue any new investment opportunities involving the services that are referenced in Section D.1 or D.2 if an entity that competes substantially with the services within the scope of the Global Partnership (such as AT&T, BT, MCI) is also a material participant in such investment; provided that, in the case of investments in any stage of the privatization of any Public Telephone Operator, if the governmental authorities in charge of such privatization require a Party to jointly invest or otherwise participate with such an entity, such Party will consult with the other Parties who will not unreasonably withhold their consent to such investment. If a Party determines in good faith, after due consultation, that the participation of another
                    Party will materially decrease such Party's chances of securing such investment, such Party will be required to use commercially reasonable efforts to include the other Parties after such investment opportunity has been secured. This provision is not intended to prohibit cooperation in customary areas among national European carriers (e.g. the establishment of international network connections).

                h. Each Party will seek to provide opportunities in its Home Country to the other Parties to participate as partners with such Party in its Home Country in investments in telecommunications activities in which such other Parties may have an interest and as may be allowed by regulation.

        2.      CONTRIBUTIONS OF THE PARTIES

                The Parties will contribute to the relevant
                Regional Operating Group or such other entity as is mutually agreed all tangible, non-cash assets they own that are used primarily in the provision of the global services identified in Section D.1.a, b and c hereof other than those located in the Home Countries. It is anticipated that the Parties will contribute by non-exclusive license to the Global Partnership entity (if one is established) or an appropriate entity, on mutually acceptable terms, all intellectual property, without regard to location, used in the provision of such global services, to the extent the Parties have rights to contribute by non-exclusive license such intellectual property. The Parties will also license on a non-exclusive basis intellectual property relating to the national long distance services described in Section D.2 to the JV on terms and conditions as shall be reasonable in view of the commercial market for such intellectual property. Such assets are referred to as the "Initial Contribution". The Parties will agree on an appropriate mechanism to value and account for such Initial Contributions.

G.  PRICING FOR SERVICES

    In order to provide competitively priced services, to the extent that services are provided on the one hand by a Party to the Joint Venture (or any related entity) or on the other hand by the Joint Venture (or any related entity) to a Party, they will be priced as follows subject to applicable regulation:

    -  for a commercially available service, at most favored rates; and

    - for a service which is not commercially available, on a Full Cost Reimbursement Basis.

H.  FINANCIAL ARRANGEMENTS

    The terms for the Financial Arrangements are set forth in Annex A.

I.  PROCEDURES

        1. The Parties will commit resources, direct their respective employees and advisors, and cooperate in good faith to meet the following targets:

                a. Identification (in terms of categories of assets, and specified National Operations) of Initial
                    Contributions by each Party to the Joint Venture and agreement as to approach to valuation.
                    Target date: July 15, 1994.

                b. Agreement on the first draft strategic and business plan of the Joint Venture referred to in Section A.2. Target date: October 31, 1994.

                c. Agreement on difference of value of the Initial Contributions of FT and DT jointly on the one hand, and SPRINT on the other hand. Target date:
                    November 15, 1994.

                d.  Negotiation and execution of definitive
                    agreements, subsequent to approval by the Boards of Directors of the respective Parties. Target date:
                    December 31, 1994.

                e. Investment by FT and DT in SPRINT - in accordance with Annex A.

        2. FT and DT will each identify one individual, and SPRINT on the other hand will identify one individual, and said individuals shall be the single points of contact to administer and progress the activities referred to in subsection (a) above. They shall establish such work teams as appropriate.

        3. FT and DT on the one hand and SPRINT on the other will afford to the other reasonable access at all reasonable times to such relevant information as the other may request, subject to the Confidentiality Agreement among the Parties.

J.  EXCLUSIVITY OF NEGOTIATIONS

    During the Exclusivity Period, no Party or any of its subsidiaries or affiliates, or any of their respective employees, officers, directors, shareholders or agents will engage in any negotiations with any third party regarding, or enter into, any venture or other business combination involving such third party and the Parties or their respective affiliates that is similar in global nature to the JV as described herein or relating to the provision of any of the global services referred to in Section D.1. The provisions of this Section J will not apply to ventures, potential ventures or negotiations listed on Schedule J hereto. Each of the Parties will each advise the others immediately of any inquiries or proposals from any third party to undertake any such transaction.

    As used herein, the "Exclusivity Period" means the period commencing on the date hereof and ending on the date this MOU expires or is terminated, unless otherwise agreed in writing by the Parties.

K.  TERMINATION

    This MOU will terminate on the earlier of: (a) December 31, 1994, unless otherwise agreed in writing by the Parties; or (b) the date this MOU is superseded by definitive agreements; provided that any Party may terminate this MOU at any time after the 120th day of the date of the execution hereof, such termination to become effective upon delivery of written notice to the other Parties.

L.  ANNOUNCEMENTS

    The Parties will, in a form and on a date to be mutually agreed, make a public announcement of the substance of this MOU upon execution hereof. The Parties thereafter will agree on the form and content of all announcements with regard to the activities conducted pursuant to this MOU and with regard to the activities of the JV, or their common activities and no Party will make any announcement without the prior consent of the other Parties, except to the extent such announcement is required by law.

M.  CONFIDENTIALITY

    Other than as may be required by law or as may be agreed in writing by the Parties, the Parties will not disclose the terms and conditions hereof, or activities conducted pursuant to this MOU, or any confidential information exchanged between them as a result of this MOU, without the previous written consent of each other Party, and will otherwise comply with the Confidentiality Agreement among the Parties.

N.  NOTICES

    Any notice, request, statement or other writing required or permitted by this MOU shall be deemed to have been sufficiently given when delivered personally, sent by international courier, mailed by certified or registered mail, postage prepaid, or sent by facsimile (with the original to promptly follow by personal delivery or international courier, or with answerback confirmed), addressed as follows:

    SPRINT CORPORATION

    2330 Shawnee Mission Parkway, East Wing
    Westwood, Kansas  66205
    USA

    Attn. of: General Counsel
    Tel: (913) 624-8110
    Fax: (913)624-8426

    with a copy to:
    Sprint International Communications Corporation
    12490 Sunrise Valley Drive
    Reston, Virginia  22096
    USA
    Attn. of: General Counsel
    Tel: (703) 689-5662
    Fax: (703) 689-5321


    FRANCE TELECOM

    Direction Generale
    Direction de L'International
    6 Place d'Alleray
    75505 Paris Cedex 15

    Attn. of: M. Michel Hirsch
    Tel: (33-1) 44-44-19-94
    Fax: (33-1) 46-54-53-69

    with a copy to:
    Louis Begley, Esq.
    Debevoise & Plimpton
    875 Third Avenue
    New York, New York  10022
    USA
    Tel: (212) 909-6273
    Fax: (212) 909-6836


    DEUTSCHE BUNDESPOST TELEKOM

    Godesberger Allee
    D-53175 Bonn
    Germany

    Attn. of: Mr. Fred Meissner
    Tel: 49-228-181-4000
    Fax: 49-228-181-8602

    with a copy to:
    Werner Hein, Esq.
    Wilkinson, Barker, Knauer & Quinn
    1735 New York Avenue, N.W.
    Washington, D.C.  20006
    USA
    Tel: (202) 783-4141
    Fax: (202) 783-5851

O.  APPROVALS

    The arrangements set forth in this MOU and the Financial Arrangements are subject to: (a) the negotiation and execution of definitive agreements; (b) approval by the respective Boards of Directors of the Parties and in the case of the Financial Arrangements, approval by SPRINT's shareholders; and (c) the receipt of regulatory approvals such as may be required pursuant to European Community requirements and by the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

P.  TERMINATION OF THE JOINT VENTURE

    The Parties contemplate that the definitive agreements will contain mutually acceptable provisions consistent with this MOU and Annex A dealing with the termination of the Joint Venture, which will take into account, among other things, the need to fulfill contractual commitments to third parties and the need the Parties will have for continued access to the assets of the Joint Venture after such termination.

Q.  MISCELLANEOUS

    This MOU and the definitive agreements will be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof. Any dispute with regard to this MOU or arising under the definitive agreements will be decided by final arbitration in Geneva, Switzerland in accordance with ICC rules. FT/DT will appoint one arbitrator and SPRINT will appoint one arbitrator. The third arbitrator will be appointed by the arbitrators appointed by the Parties as provided above. If such arbitrators are unable to agree on the appointment of the third arbitrator, such arbitrator will be appointed by the Court of International Arbitration. This MOU may not be assigned or amended without the prior written consent of each Party. Each Party shall bear its own expenses in connection with this MOU. This MOU may be executed in counterparts, which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Memorandum of Understanding on this 14th day of June, 1994.


SPRINT CORPORATION                      FRANCE TELECOM


By: /s/ W. T. ESREY                     By: /s/ M. ROULET
   Name:  William T. Esrey                 Name:   Marcel Roulet
   Title: Chairman, Chief                  Title:  President de
          Executive Officer                        France Telecom


DEUTSCHE BUNDESPOST TELEKOM


By: /s/ H. RICKE
   Name:  Helmut Ricke
   Title: Vorsitzender Vorstandes

                SCHEDULE 1 TO THE MOU



Belgium
Denmark                            Albania
France                             Bulgaria
Germany                            Czech Republic
Greece                             Hungary
Ireland                            Poland
Italy                              Romania
Luxembourg                         Slovakia
Netherlands
Portugal
Spain                              Bosnia-Hercegovina
United Kingdom                     Croatia
                                   Macedonia
                                   Montenegro
Andorra                            Serbia
Gibraltar                          Slovenia
Monaco                             Estonia
Vatican City                       Latvia
                                   Lithuania

Austria
Finland                            Ukraine
Iceland
Liechtenstein
Norway                             Turkey
Sweden                             Malta
Switzerland                        Cyprus

SCHEDULE J TO THE MOU






SPRINT:        None


FT and DT:     Infonet
               FNA

                      Annex A to MOU*

                Financial Arrangement Terms


1.      Investment

        (a) DT/FT will agree to purchase from SPRINT Corporation ("SPRINT") that number of shares (the "SPRINT Shares") of SPRINT Class A Common Stock (the "Class A Stock") necessary to cause DT/FT to acquire a total of 20% of the shares of SPRINT common stock outstanding on the date the MOU is executed after giving effect to such purchase. (The treatment of shares issued after the MOU is executed and prior to the Initial Investment Date in respect of outstanding convertible securities, options and other agreements to issue common stock and employee benefit plans will be discussed in the context of negotiations of the Definitive Agreements (as defined in paragraph 1(b) below).) The SPRINT Shares will be purchased in two equal tranches (i.e., approximately 42.9 million shares each, based on the existing capitalization of SPRINT). The Class A Stock shall be identical in all respects to the common stock of SPRINT, except for those certain special voting and other rights described in this Annex A.

        (b) The closing of the first tranche will occur as promptly as practicable following execution of definitive agreements relating to the Global Partnership and the investment by DT/FT contemplated by this Annex A (the "Definitive Agreements") and satisfaction of applicable conditions (the date of such investment being the "Initial Investment Date"). The purchase price for the shares of Class A Stock purchased on the Initial Investment Date will be $47.225 per share.

_________________
* Capitalized terms used herein without definition shall have the respective meanings specified in the Memorandum of Understanding to which this Annex A is annexed.
        References herein to the Company shall refer to SPRINT.

        (c) Subject to the closing conditions contained in the Definitive Agreements, the closing of the second tranche will be held on the second anniversary of the Initial Investment Date. The purchase price for the SPRINT Shares purchased in the second tranche shall be $51.00 per share.

        (d) FT and DT contemplate holding directly or indirectly the shares of the Company on a 50/50 basis with no tie breaking mechanism that would confer control on either of them. Actions to be taken hereunder by DT/FT shall be taken by FT and DT jointly. Separate action will not be taken. The Definitive Agreements will contain appropriate provisions concerning FT and DT's relationships as to the investment.

2.      Use of Proceeds

        The Definitive Agreements relating to the investment contemplated by this Annex A shall include provisions regarding use of the proceeds from the sale of the shares of the Class A Stock pursuant to paragraph 1, including, but not limited to, repayment of indebtedness, funding the Company's investment in the Joint
        Venture and other general corporate purposes, subject in all cases to the ability of the Company to change such use as determined by its Board of Directors, which shall include representatives of DT/FT as provided herein.

3.      Standstill

        (a) Initial SPRINT standstill at 20% until 15 years from the Initial Investment Date. After the initial 15-year period, SPRINT standstill will be at 30%, subject to the SPRINT rights plan.

        (b) In the event of (i) a Change of Control (as defined in paragraph 9(d)), (ii) the acquisition or ownership by a person or group of persons (with in the meaning of Section 13(d) of the Securities
                Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act")) (other than FT or
                DT) of a greater than 20% interest in
                the Company, after giving effect to any dilution to a holder resulting from the operation of the Company's rights plan, or (iii) a Strategic Merger (as defined in paragraph 9(d)) resulting in the existence of a greater than 20% holder, the standstill restrictions will cease to apply to the extent necessary to allow DT/FT to top up to the level of such other holder, provided that, if the current foreign ownership limitations of the U.S.
                Federal Communications Act (" 310(b)") still exist, DT/FT may assign its right to top up above
                20% to a "qualified buyer" (as defined in paragraph 7(b)(ii)(C)). Any "qualified buyer" will acquire its interest in shares of the Company subject to the standstill and other limitations set forth in this Annex A.

4.      Transfer Restrictions

        (a) No transfers are permitted for five years from the Initial Investment Date, except for transfers to majority-owned subsidiaries of DT/FT, which subsidiaries shall become subject to the transfer restrictions contained herein. If DT/FT owns less than 80% of the shares of such a majority-owned subsidiary, then

                (x) the shares owned by DT/FT and wholly owned subsidiaries, plus the shares owned by passive financial institutions, must be at least
                80% of the shares of such subsidiary,

                (y) DT/FT (or wholly owned subsidiaries) must have a majority of the voting power and economic interests in such subsidiary and

                (z) no more than 10% of the shares of any such majority-owned subsidiary may be owned by a Major Competitor of the Company (as defined in paragraph 7(d)(i)),

                provided, however, that for a period of two years following the Initial Investment Date, the shares owned by DT/FT and wholly owned subsidiaries, plus shares owned by persons who are not Major Competitors of the Company, must be 100% of the shares of such subsidiary. In addition, such majority-owned subsidiaries shall have entered into appropriate arrangements limiting the access of all holders of such minority interests to confidential information about the Company, and holders of such minority interests that are not passive financial institutions shall have entered into standstill arrangements consistent with those applicable to DT/FT as are contemplated hereby.
                The fact that such financial institutions are not required to enter into standstill agreements shall not create any implication that acquisitions and other actions by such institutions are not covered by the standstill agreements to be entered into by DT/FT and such other holders. As used herein, the term "transfer" includes both direct and indirect transfers.

        (b) No transfers to, or resulting in, a greater than 5% holder of voting stock of the Company may be made other than in an underwritten, widely distributed public offering or similar distribution, in which case DT/FT will not knowingly (i) sell more than 2% of the outstanding shares of common stock of the Company to any holder that owns 3% or more of such stock, (ii) sell more than 5% of the outstanding common stock of the Company to any person or (iii) sell to a person required under
                Section 13(d) of the Exchange Act to file a
                Schedule 13D with respect to the Company (a
                "Schedule 13-D Filer") or to a person who, as a result of such sale, would become a Schedule 13-D Filer, provided that the restriction in this paragraph (b) shall terminate if DT/FT's ownership interest in the Company should fall below 3 1/2%.

        (c)     (i)     In the case of proposed
                        transfers pursuant to underwritten,
                        widely distributed public offerings or
                        brokers' transactions pursuant to Rule
                        144 promulgated by the Securities and
                        Exchange Commission (the "SEC") pursuant to the Securities Act of 1933 ("Rule
                        144"), DT/FT will first offer to sell to the Company the shares it proposes to sell at the then current market price.
                        If the Company declines to purchase all
                        of the offered shares, DT/FT may sell
                        such shares within 120 days thereafter

                        (60 days if a shelf registration
                        statement is used) or such additional
                        period of up to 30 days as is reasonably required to conduct a public offering, subject to paragraph (c)(ii) below, or within 45 days thereafter in a Rule 144 brokers' transaction.

                (ii)    Seven business days prior
                        to the planned date (the "Planned Date") for the initial SEC filing relating to a DT/FT transfer in the case of a registered public offering, DT/FT shall offer to sell to the Company all, but not part, of the shares planned to be so offered at the then current market price, except that no such offer need be made if the market price of shares on the day seven days prior to the Planned
                        Date is more than 90% of the market
                        price at the date of the first offer to
                        the Company.  The Company shall have 24
                        hours in which to notify DT/FT of its
                        decision to accept or reject the offer.
                        If the offer is accepted, the Company
                        promptly shall reimburse DT/FT for its
                        out-of-pocket expenses in connection
                        with the proposed offering.  It is
                        understood that if the second offer is
                        declined, DT/FT may delay for a reasonable period (but not more than 10 business days) its offering if it determines in good faith that such a delay is advisable because of marketing considerations.

        (d) With respect to all transfers not covered by paragraphs 4(a) or 4(c), DT/FT will first offer to sell the shares to the Company at a price and on terms determined by DT/FT. If the Company declines to purchase all of the offered shares, then DT/FT may sell all or part of such shares to one or more purchasers which, if any such purchaser or purchasers held 5% or more of the common stock of the Company, would be eligible pursuant to Rule 13d-1(b) under the Exchange Act to file a
                Schedule 13G with respect to the Company, at the same price and terms (or at a price and on terms more favorable to DT/FT). If DT/FT wishes to sell shares to purchasers not so eligible pursuant to Rule 13d-1(b), the Company shall have a right of first refusal as to such shares which the Company must exercise upon ten business days' notice.

        (e) If the Company shall exercise its rights to purchase contained in paragraph 4(c) or 4(d), payment shall be made as follows (provisions further defining these payment mechanics to be contained in the Definitive Agreements):

                (i) If the purchase price with respect to shares to be acquired pursuant to any such right is less than $200 million, then payment will be made in cash within 30 days of the date of exercise of such right.

                (ii) If the purchase price with respect to shares to be acquired pursuant to any such right is between $200 million and $500 million, $200 million will be paid in cash within 30 days, and the remainder will be paid in marketable notes of the Company designed, taking into account the likely manner and timing of resale, to sell at par value ("Eligible Notes"), one-half of such amount in Eligible Notes maturing in one year and one-half in Eligible Notes maturing in two years.

                (iii)   If the purchase price exceeds $500
                        million, the first $200 million will be
                        paid in cash within 30 days, and the
                        remainder will be paid in Eligible
                        Notes, one-third of such amount in
                        Eligible Notes maturing in one year,
                        one-third in Eligible Notes maturing in
                        two years, and one-third in Eligible
                        Notes maturing in three years.

                (iv) In each case, amounts paid shall include interest from the date of exercise of such right.

                (v) Eligible Notes may not be used at any time when the Company's debt ratings on the debt instruments of the Company most similar to the Eligible Notes (or of the Eligible Notes, if rated prior to issuance) are not investment grade.

        (f) Transfer restrictions (other than those in paragraph 4(b)) will end if:

                (i)     the Company seeks to dissolve the Global
                        Partnership, unless such action results
                        from a material breach by DT/FT;

                (ii) the Company has breached certain specified material provisions of the Definitive
                        Agreements;

                (iii) there has been a "Termination Event", defined as (x) a decision by the Global Partnership Board to terminate, liqui-date or wind up the Joint Venture or
                        (y) the commencement of the winding up
                        of the Joint Venture under the relevant
                        deadlock provision;

                (iv)    DT/FT owns shares (together with those
                        it is committed to purchase or has the
                        right to commit to purchase)
                        (A) representing less than 10% of the
                        common equity of the Company if DT/FT's
                        ownership is below such levels due to
                        share issuances by the Company, or
                        (B) representing less than 9% of the
                        common equity of the Company if DT/FT's
                        ownership is below such levels due to
                        sales of shares by DT/FT, provided that
                        the right of first offer contained in
                        paragraph 4(c) shall continue until
                        DT/FT owns shares (or is committed or
                        has the right to commit as described
                        above) representing less than 5% of the
                        common equity of the Company, and provided, further, that so long as DT/FT owns shares (or is committed or has the right to commit as described above) representing between 5% of the common equity of the Company and such 9% or 10% level, as the case may be, no transfers in excess of 1% of the shares of common stock of the Company may be made to any person or group or in any transaction or series of related transactions and no privately negotiated transfers of shares may be made to any Major Competitor of the Company; or

                (v)     there is a greater than 20% holder in
                        the Company (other than DT/FT) or there
                        is a Change in Control under paragraph
                        9(d)(ii).

5.      Registration Rights

        DT/FT shall have the registration rights outlined in Annex A-1 attached hereto.

6.      Board Representation

        (a) Unless prohibited by the New York Stock Exchange ("NYSE"), beginning on the Initial Investment
                Date, DT/FT shall be entitled to board
                representation on the Board of Directors of the Company equal to its percentage ownership interest (excluding amounts DT/FT is committed to purchase), rounded to the nearest whole number, with a minimum of two directors until the second anniversary of the Initial Investment Date and thereafter as long as DT/FT owns 10% of the outstanding common stock of the Company (or is committed to acquire shares of Company common stock that would result in DT/FT owning at least 10% of the outstanding common stock of the Company, or is permitted to exercise its preemptive rights to reach such 10% ownership level), or as provided in paragraph 7(c), and in all cases subject to paragraph 10(a). If necessary, to the extent permitted by law, the Company will limit the number of non-U.S. directors who are not designated by DT/FT in order to permit DT/FT under applicable law to have the Board representation by non-U.S. persons provided for in this paragraph.

        (b) A majority of the Company's directors will be independent (i.e., unaffiliated with Company management or DT/FT).

        (c) Unless prohibited by law or the NYSE, DT/FT will be entitled to one representative on each of the committees of the Board of Directors.

7.      DT/FT Approval Rights

        (a) In General. For the respective periods of time noted below, the following actions may not be taken by the Company if they are disapproved by DT/FT (by a separate vote of the Class A Stock); provided, however, that, beginning two years after the Initial Investment Date the Company may take any of the actions specified in paragraphs 7(a)(i), 7(a)(ii), 7(a)(iii)(B) or 7(a)(iv)
                notwithstanding the disapproval of such actions by DT/FT (by a separate vote of the Class A Stock), in which event the transfer restrictions contained in paragraph 4 (other than paragraph 4(b)) shall be terminated:

                (i)     Any transaction or series of related
                        transactions resulting in divestitures
                        of assets, with a fair market value of
                        more than 20% of the market
                        capitalization of the Company and its
                        subsidiaries taken as a whole as of the
                        date of the divestiture, provided that
                        this limitation shall not apply to:

                        (A)     any contributions of assets to
                                joint ventures which are
                                approved by DT/FT prior to the
                                execution of the Definitive
                                Agreements;

                        (B) any contribution of assets to (x) any entity in exchange for shares of or interests in such entity if the Company maintains (1) at least 51% ownership of such entity and (2) the right to appoint at least 51% of such entity's board of directors or other governing body, or (y) any joint venture that is an operating joint venture that is not controlled by any of its participants and in which (1) the Company has the right to approve material business decisions, and
                                (2) Major Competitors of
                                the Global Partnership do not in
                                the aggregate own more than 20%
                                of the capital or interests of such
                                joint venture;

                        (C)     "swaps" of local telecommunications
                                or cellular properties;  or

                        (D)     split-offs, spin-offs or
                                other distributions of assets to the
                                shareholders of the Company (other than
                                LD Assets). The parties will discuss in the context of negotiations of the Definitive Agreements the treatment of split-offs, spin-offs or other distributions of LD Assets.

                        This paragraph (a)(i) would apply for five years from the Initial Investment Date.

                (ii)    Any transaction or series of related
                        transactions (including a merger or
                        other business combination) resulting in the acquisition for cash of (A) "core businesses" (defined broadly to include businesses in the fields of telecommunications, information technology and other reasonably foreseeable areas of business to be specified in the Definitive Agreements implementing this Annex A), the cost of which exceeds 20% of the Company's market capitalization immediately prior to such acquisition or (B) non-core businesses, the cost of which exceeds 5% of the Company's market capitalization immediately prior to such acquisition.
                        This provision would apply for five
                        years from the Initial Investment Date.

                (iii)   (A)  Issuance by the Company of any
                        equity securities (including pursuant to a merger or other business combination) with more than one vote per share (this provision to survive until the conversion of all of the Class A Stock into common stock of the Company), or
                        (B) issuance by the Company of any
                        equity securities with class voting
                        rights similar to those granted to DT/FT
                        (this provision would apply for five
                        years after the Initial Investment Date).

                (iv)    The declaration of any extraordinary
                        cash dividend or distribution to
                        shareholders of the Company during any
                        one year in excess of 5% of the market
                        capitalization of the Company
                        immediately prior to the declaration of
                        such dividend or distribution.  This
                        provision would apply for five years
                        after the Initial Investment Date.

                (v)     Amendments to the Company's charter
                        documents, by-laws or rights plan
                        that would adversely affect
                        the rights of DT/FT under the agreements relating to the investment, except for matters the parties specify as immaterial in the Definitive Agreements. This provision would survive until the conversion of all of the Class A Stock into common stock of the Company.

                (vi)    Except in the case of a transaction
                        resulting in a Change of Control (in
                        which case the surviving company must
                        agree that all registration rights,
                        rights under paragraph 7(b)
                        (except to the extent such rights are
                        terminated pursuant to paragraph 9(a))
                        and any applicable Tie-Breaking Vote of
                        DT/FT shall nevertheless survive), any
                        merger or other business combination
                        unless the Company survives or the
                        surviving corporation assumes the
                        Minority Rights of DT/FT under the
                        Definitive Agreements.  This provision
                        would survive until the conversion of
                        all of the Class A Stock into common
                        stock of the Company.

                (vii) Any merger or other business combination in which the Company is not the surviving corporation. This provision would apply for two years after the Initial Investment Date.

        (b)     Long Distance ("LD")

                (i) For 5 years or, if DT/FT's ownership of LD assets is no longer prohibited by Section 310(b), until such earlier time
                        (the "Initial Period"), no sale of LD
                        assets with a fair market value or equity interests in LD equal to or in excess of 5% (cumulative) of the fair market value of the LD assets may be consummated by the Company if it is disapproved by DT/FT (by a separate vote of the Class A Stock). As used herein, the term "cumulative" shall mean a percentage computed according to the following formula: the aggregate fair market value of all sales of LD assets previously sold or proposed to be sold, divided by the fair market value of LD assets existing on the date of the transaction in question.

                (ii)    After Initial Period

                        If a disposition of 30% (cumulative) or more of the fair market value of the LD assets or sale of 30% (cumulative) or more of the equity in LD following the Initial Period and prior to the 10th anniversary of the Initial Investment Date is disapproved by DT/FT (by a separate vote of the Class A Stock), the Company may effect such disposition notwithstanding this paragraph 7(b)(ii), but such disposition will give rise to:

                        (A)     Right of first offer for
                                what is being sold in favor of DT/FT.
                                DT/FT has 60 days plus sufficient time
                                thereafter to obtain supervisory board
                                approval to exercise its right to
                                purchase; such approval to be obtained
                                within 150 days from date of offer.

                        (B) Timing of sales: Within 150 days after DT/FT turns down the offer, the Company must have entered into a binding agreement to sell. There shall be no time limit on the Company's ability to close pursuant to such binding agreement. If the Company does not obtain a binding agreement within such time (or if it abandons such sale pursuant to clause (ii)(C)(y) below), the Company may not offer a transaction involving substantially identical assets for one year from the date of the offer which resulted in the failed transaction.

                        (C)     DT/FT rights are assignable.

                                (x)     Assignability lapses if Section
                                        310(b) does not apply.

                                (y)     DT/FT must disclose assignee and
                                        other relevant facts to the Company
                                        prior to assignment of rights, it
                                        being understood that upon such
                                        disclosure the Company may abandon
                                        such sale.

                                (z)     Only assignable to a "qualified
                                        buyer," i.e., a buyer who has the
                                        legal and financial ability to buy,
                                        and is not a Major Competitor with
                                        the Company's retained business, it
                                        being understood that if an
                                        assignment to any such competitor
                                        is blocked by the Company, the
                                        Company may not thereafter sell to
                                        such competitor.

                        (D) If the Company proposes to sell so that it would no longer hold 51% or more of the LD assets or equity in LD, then the Company must sell at least 51% of the LD assets or the equity in LD, subject to DT/FT's right of first offer as described herein.

                (iii) The provisions of this paragraph 7(b) do not apply to the following transactions and such transactions will not count toward the thresholds referred to in paragraph 7(b)(i) and (ii):

                        (A)     Contributions or sales of
                                assets to a joint venture, if the joint
                                venture meets each of the following
                                criteria:

                                (v)     in case of Critical LD Assets
                                        (as defined below), the Company
                                        owns a majority of the capital
                                        and voting interests in the
                                        joint venture and, in the
                                        case of Other LD Assets, such joint
                                        venture is either controlled by the
                                        Company or, if such joint venture
                                        is not controlled by the Company,
                                        such joint venture is not
                                        controlled by any of its
                                        participants and the Company has
                                        the right to approve material
                                        business decisions of such joint
                                        venture;

                                (w)     such joint venture is an operating
                                        joint venture owning predominantly
                                        assets of a nature similar or
                                        complementary to the LD assets,
                                        which have been contributed
                                        or sold to such joint venture by
                                        the other participants therein;

                                (x)     the assets of such joint venture
                                        are available for use by the
                                        Company on a basis no less favorable
                                        than that which is afforded to other
                                        participants in such joint venture;
                                        the Global Partnership, as a customer
                                        of the joint venture, would be
                                        treated no less favorably than other
                                        similarly situated customers; and the
                                        manner in which such joint venture is
                                        operated is not inconsistent with
                                        the policies of the Global Partnership;

                                (y)     the Company undertakes to make
                                        commercially reasonable efforts to
                                        align the activities of such joint
                                        venture with those of the Global

                                        Partnership, including using
                                        commercially reasonable
                                        efforts to cause such joint venture to
                                        become a distributor of the services
                                        falling within the scope of the
                                        Global Partnership (if so selected
                                        by the Global Partnership), align
                                        the joint venture's network
                                        technology with the network
                                        technology of the Global
                                        Partnership, and use the Global
                                        Partnership's services to the
                                        maximum extent practicable; and

                                (z)     Major Competitors of the Global
                                        Partnership do not in the aggregate
                                        own more than 20% of the capital or
                                        interests of such joint venture.

                                "Critical LD Assets" shall mean the
                                transport media, associated switching,
                                electronic transmissions equipment,
                                systems and operating software
                                comprising the SPRINT long distance
                                telecommunications network.

                        (B)     Transfers to 70%-owned
                                entities, provided, that in the case in
                                which a Major Competitor of DT/FT holds
                                an interest in a 70% or more owned
                                entity, such Major Competitor's interest is not more than 20%.

                        (C) Transfers pursuant to an underwritten, widely-distributed public offering at the conclusion of which the Company shall own at least 51% of the capital stock and voting power of the issuer.

                        (D)     The disposition of unneeded LD assets
                                in the ordinary course of business and
                                sale-leasebacks of LD assets and similar financing transactions which leave the Company in possession and control of the LD assets involved in such transaction.

        (c)     Mega Deal

                Any transaction resulting in the issuance of 30% or more shares by the Company (a "Mega Deal") requires the approval, in the first five years following the Initial Investment Date, of 2/3 of the independent directors, and afterwards, a majority of the independent directors.

                (i) The Company will give DT/FT at least 90 days notice of the issuance of any shares of common stock in a Mega Deal.

                (ii) For two years after the Initial Investment Date, a Mega Deal may not be effected by the Company if it is disapproved by FT/ DT (by a separate vote of the Class A Stock).

                (iii) If during the period beginning two years after the Initial Investment Date and ending five years after the Initial Investment Date, a Mega Deal is proposed by the Company that is disapproved by DT/FT (by a separate vote of the Class A Stock), the Company may effect such transaction not-withstanding this paragraph 7(c), but the transfer restrictions contained in paragraph 4 (other than paragraph 4(b)) shall be terminated unless DT/FT has exercised its rights under paragraph 7(c)(iv).

                (iv)    If DT/FT is diluted due to a Mega Deal below
                        10% ownership, DT/FT shall have a three year period after the consummation of the Mega Deal to top up its interest to 10% of the Company if (A) within 30 days after the issuance of shares in a Mega Deal, DT/FT enters into a binding commitment with the Company to exercise its preemptive rights to purchase shares from the Company sufficient for it to top up to 10%, or (B) within 180 days after such issuance, DT/FT enters into a binding commitment with the Company to top up its interest to 10% through open market purchases or from third parties. Except as provided in paragraph 10(b) or 10(c) but notwithstanding paragraph

                        10(a), if DT/FT does not so commit, DT/FT will continue to have the right to two directors until three years after such consummation except to the extent prohibited by the NYSE.

        (d)     Provisions as to Major Competitors

                (i) Definition: A "Major Competitor" is (A) with respect to DT/FT, a company which materially competes with a major portion of the telecommunications services business of
                        FT, DT or DT/FT in Europe or of the
                        Global Partnership, or a company which
                        has taken substantial steps to become
                        such a Major Competitor and which DT/FT
                        has concluded in its reasonable good
                        faith judgment will be such a competitor in the near future in one of DT/FT's home countries, provided that DT/FT furnishes to the Company evidence of the occurrence of such steps, and (B) with respect to the Company, a company which materially competes with a major portion of the telecommunications services business of the Company in North America or of the Global Partnership, or a company which has taken substantial steps to become such a Major Competitor and which the Company has concluded in its reasonable good faith judgment will be such a competitor in the near future in its home country, provided that the Company furnishes to DT/FT evidence of the occurrence of such steps. The
                        Definitive Agreements will illustrate
                        and further define the definition of
                        "Major Competitor."

                (ii) For ten years after the Initial Investment Date, any transaction entered into by the Company resulting in a 10% or larger holding in the Company by a Major Competitor of DT/FT shall not be undertaken if it is disapproved by DT/FT (by a separate vote of Class A
                        Stock) unless the transaction is a Strategic

                        Merger, in which case, if the
                        Major Competitor of DT/FT holds upon
                        consummation of such transaction 20% or
                        more (A) DT/FT has the right to buy up
                        to the same ownership level as the Major
                        Competitor of DT/FT and the Company will provide a mechanism for DT/FT to commit (within 30 days) to such a top up from the Company at the deal price or market purchase will be permitted, (B) DT/FT will have rights (other than rights deriving solely from the number of shares owned) equal to any rights granted by the Company to the Major Competitor of DT/FT regardless of whether DT/FT tops up and (C) if the Major Competitor of DT/FT has been granted rights by the Company (other than rights deriving solely from the number of shares owned) equivalent or superior to DT/FT's Minority Rights under the Definitive Agreements, DT/FT shall receive the "Tie-Breaking Vote" (as defined in clause (iii) below).

                (iii)   As used in this Annex A, the term
                        "Tie-Breaking Vote" shall mean
                        the right to cast a vote to determine
                        the conduct of all entities involved in
                        the Global Partnership when the parties
                        thereto are deadlocked.   The "Tie-
                        Breaking Vote" shall terminate upon the
                        fifth anniversary of the date DT/FT is
                        granted the Tie-Breaking Vote.  In
                        negotiations of the Definitive Agreements, the parties will discuss provisions as to the breaking of such deadlock thereafter.

8.      Preemptive Rights, Antidilution Provisions, etc.

        (a) DT/FT will have the right to acquire shares of Class A Stock representing their proportionate share (based on the number of shares DT/FT owns, plus those it is committed to purchase under the Definitive Agreements) of any new voting stock issued after the Initial Investment Date (includ-ing upon the exercise of options or warrants or the conversion of the Company's securities into common stock or pursuant to the Company's rights plan, provided that the rights plan has not been triggered by DT/FT action) at the weighted average price paid for such stock; provided, however, that shares in respect of employee stock options not outstanding on or prior to the Initial Investment Date shall be purchased at the market price on the date such options are exercised; and provided, further that, if voting stock is issued pursuant to the exercise of options, warrants or other rights or the conversion of securities that are outstanding on or prior to the Initial Investment Date (other than any shares issued under the rights plan), the price for the corresponding shares of Class A Stock will be the higher of (i) the weighted average purchase price of the shares previously purchased by DT/FT under the Definitive Agreements, and (ii) the weighted average price paid for such stock.

        (b) The preemptive rights of DT/FT under paragraph 8(a) must be exercised by DT/FT by written notice to the Company within 30 days of the date of the issuance of shares by the Company that gave rise to such rights. Payment by DT/FT for shares to be purchased in respect of the exercise of such rights will be made as follows (provisions further defining these payment mechanics to be contained in the Definitive Agreements):

                (i)     If the purchase price with respect
                        to shares to be acquired pursuant to any such right is less than $200 million, then payment will be made in cash within 30 days of the date of exercise of such right.

                (ii) If the purchase price with respect to shares to be acquired pursuant to any such right is between $200 million and $500 million, $200 million will be paid in cash within 30 days, and the remainder will be paid in two equal annual installments beginning on the one year anniversary of the date of exercise of such right.
                        The obligation to pay such
                        installments shall be evidenced by
                        notes that bear a market rate of
                        interest taking into account the
                        likely manner and timing of
                        resale (if such resale is permitted by
                        law and governmental policy) and, to the extent permitted by law and governmental policy, are marketable.

                (iii) If the purchase price exceeds $500 million, the first $200 million will be paid in cash within the first 30 days, and the remainder will be paid in three equal annual installments beginning on the one year anniversary of the date of the exercise of such right.
                        The obligation to pay such installments
                        shall be evidenced by notes that bear a
                        market rate of interest taking into
                        account the likely manner and timing of
                        resale (if such resale is permitted by
                        law and governmental policy) and, to the extent permitted by law and governmental policy, are marketable.

                (iv) In each case, amounts paid shall include interest from the date of the exercise of such right.

                (v) Notes of DT/FT may not be used at any time when DT/FT's debt ratings on the debt instruments of DT/FT most similar to such notes (or such notes, if rated prior to issuance) are not investment grade, provided that this restriction shall only apply if debt instruments of DT/FT are generally rated by established rating services.

        (c) DT/FT will have appropriate antidilution rights in the event of stock splits, stock dividends, reclassifications, etc.

        (d) The Company will take all reasonable measures to permit DT/FT to obtain or maintain its interest in SPRINT, in accordance with applicable U.S. law. So long as DT/FT's ownership is at a level that, viewed alone, is permitted by 310(b), the Company will take no affirmative action that would require DT/FT to reduce its interest in the

                Company to comply with applicable law (e.g., share redemption or repurchase that would require DT/FT to divest shares in order to comply with FCC rules). The Definitive Agreements will contain provisions addressing additional means of enhancing the Company's ability to assure compliance with 310(b).

9.      Change of Control Provisions

        (a) In the case of a Change of Control, DT/FT shall receive the Tie-Breaking Vote (without any time limit), provided, that if, at any time following such Change of Control, the Company offers to sell all of its interests in all entities involved in the Global Partnership to DT/FT at a price equal to the fair market value thereof, and DT/FT declines such offer, then, at such time, DT/FT's Tie-Breaking Vote shall terminate. The
                Company also may put to DT/FT all of its interests in all of the entities involved in the Global Partnership for cash equal to their fair market value during the sixth and seventh years after the Tie-Breaking Vote was first granted to DT/FT. If
                DT/FT accepts such offer or such put right is exercised, DT/FT's rights as to LD under paragraph 7(b) shall terminate.

        (b) If the Company determines to sell all or substantially all of its assets (or not to oppose a third-party tender offer for more than 35% of the Company's shares) or to sell control of the Company or to effect a merger or other business combination, the result of which is a 35% or larger shareholder in the resulting entity (other than DT/FT), (i) the Company will conduct such transaction in accordance with reasonable procedures to be determined by the Company's Board of Directors and permit DT/FT to participate in that process on a basis no less favorable than that granted any other participant and (ii) DT/FT will have the right to sell its shares in any such transaction free of any restriction contained in this Annex A. If after such process, such transaction shall proceed with a party other than DT/FT, the standstill provisions and transfer restrictions shall terminate. It is understood that the Company's obligations in respect of the Global Partnership shall continue in full force and effect after any such transaction.

        (c) If a third party makes a tender offer for not less than 35% of the shares of the Company and the terms of such tender offer do not permit DT/FT to sell an equal or greater percentage of its shares as the other shareholders of the Company are permitted to sell, then upon the purchase by such third party in the tender offer of 35% or more of the shares of the Company, DT/FT may require the Company to purchase at the tender offer price the portion of DT/FT's interest that DT/FT was unable to tender on the same basis as the other shareholders, unless DT/FT is entitled to receive publicly traded securities or cash in a back-end transaction required to be effected within 90 days after the close of the tender offer.

        (d)     As used herein, the term "Change of Control" means:

                (i) a decision by the Board of Directors to sell control of the Company or not to oppose a third-party tender offer for more than 35% of the outstanding shares of voting stock of the Company, provided that a Change of Control shall not include any "Strategic Merger" involving the Company; a Strategic Merger being defined as any business combination transaction in which the resulting corporation is a publicly held company in which there is no shareholder (other than DT/FT) that owns more than 35% of the voting stock of the resulting corporation; or

                (ii) a change in the identity of a majority of the Company's directors due to Unsolicited Activity. "Unsolicited Activity" shall be defined as (A) a proxy contest (or the threat to engage in a proxy contest) or (B) any unsolicited tender offer which has not been approved by a majority of the Company's independent directors.

10.     Termination of DT/FT Rights

        (a) If DT/FT's interest in the Company falls below 10% for more than six months (unless DT/FT's ownership falls below 10% due to sales by DT/FT, in which case such rights will cease to apply and such shares will convert immediately), DT/FT's board representation rights, approval rights under paragraph 7(a), rights under paragraph 7(b) with respect to LD, rights under paragraph 7(c) with respect to Mega Deals, rights with respect to Major Competitors of DT/FT under paragraph 7(d), rights under paragraph 8, and Change of Control protections under paragraph 9 (collectively, the "Minority Rights") will cease to apply and the Class A Stock will automatically convert into shares of common stock of the Company. This paragraph 10(a) shall not apply during any period during which (i) DT/FT is committed under the Definitive Agreements to increase its investment such that the amount of shares owned by DT/FT, together with the amount which it is committed to purchase, equals or exceeds 10% of the outstanding common stock of the Company, or (ii) DT/FT has the right to commit under the Definitive Agreements to exercise its preemptive rights to increase its actual share ownership such that the amount of shares owned by DT/FT, together with the amount which it has the right to commit to purchase, equals or exceeds 10% of the outstanding common stock of the Company.

        (b)    (i)      If (A) the Global Partnership is
                        terminated due to a material breach by
                        DT/FT of the Definitive Agreements
                        relating to the Global Partnership, as
                        finally determined by an arbitral
                        decision pursuant to the terms of the
                        Definitive Agreements, or (B) there is a material breach by DT/FT of the Definitive
                        Agreements relating to the investment,
                        after notice and opportunity to cure,
                        all of the Minority Rights of DT/FT will terminate immediately and the Class A
                        Stock will automatically convert into
                        shares of common stock of the Company.

                (ii)    Under the circumstances described in
                        paragraph 10(b)(i) above, the
                        registration rights, standstill
                        provisions, transfer restrictions, right of first offer and right of first refusal will, however, be unaffected.

        (c) If the Global Partnership is terminated due to a material breach by the Company of the Definitive Agreements relating to the Global Partnership as finally determined by an arbitral decision pursuant to the terms of the Definitive Agreements, DT/FT's Minority Rights will be unaffected, the standstill provisions will remain in place, and the transfer restrictions (except for those in paragraph 4(b)) will terminate. The Definitive Agreements shall contain appropriate provisions addressing the implications of such a breach upon the provisions of paragraph 7(b).

        (d)     (i)     If the Global Partnership is terminated for
                        any reason other than as described in clause
                        (b) or (c) above, all of the Minority Rights of DT/FT will terminate immediately, except
                        DT/FT's board representation rights under paragraph 6, approval rights set forth in subparagraphs (v) and (vi) of paragraph 7(a), and the rights under paragraph 8.

                (ii)    Under the circumstances described in
                        paragraphs 10(c) and 10(d)(i) above,
                        DT/FT's board representation rights
                        under paragraph 6 will terminate three
                        years after termination of the Global
                        Partnership and rights under paragraph 8 will terminate three years after termination of the Global Partnership, and the Class
                        A Stock will automatically convert into
                        shares of common stock of the Company on such date.

                (iii)   Under the circumstances described in
                        paragraph 10(d)(i) above, the registration rights, standstill provisions, transfer restrictions, right of first offer, right of first refusal and the approval rights set forth in subparagraphs (v) and (vi) of paragraph
                        7(a) will, however, be unaffected.

        (e) DT/FT's Minority Rights (except as to LD Assets) shall terminate if there is a Change of Control (other than a Change of Control as defined in paragraph 9(d)(ii)), provided that the Company shall explore with the buyer the possibility of DT/FT's having board representation.

        (f) Shares of Class A Stock shall automatically convert to shares of common stock of the Company upon a transfer by DT/FT to a person that is not a majority-owned subsidiary of DT/FT meeting the requirements of paragraph 4(a).

                                                ANNEX A-1

                PROPOSED REGISTRATION RIGHTS


1.      Demand Registration.

        --      Maximum of one demand registration each year.
                In negotiations of the Definitive Agreements, the parties will discuss any limits on the maximum aggregate number of demand registrations.

        --      If, due to piggy back rights of others,
                greater than 1/3 of FT/DT's shares proposed to be offered are displaced, such registration will not count toward the limit.

2.      Piggyback Registration.

        -- Right to participate (as provided below) in all registrations (except on Forms S-4 or S-8).

        --      Includes right to participate in any
                secondary offering.

3.      Priorities.

        --      The parties will address in the Definitive
                Agreements priorities vis. the Company.

        -- Company agrees not to effect another offering or sale of stock for 90 days after any FT/DT demand registration or piggyback registration (except in connection with sales upon exercise or exchange, by the holder thereof, of options, warrants or convertible securities; any other agreement to issue shares in effect on the date FT/DT notifies the Company of its exercise of its registration rights; in connection with any acquisition or similar transaction disclosed to FT/DT prior to the date FT/DT notifies the Company of its exercise of its registration rights; and any dividend reinvestment plan or employee benefit plan (if necessary for such plan to fulfill its funding obligations in the ordinary course)).

4. Expenses. The Company shall pay all costs of registration and preparation of the registration statement (other than selling discounts, fees and expenses of FT/DT's counsel and underwriters' commissions).

5. Underwriter. In the negotiations of the Definitive Agreements, the parties will discuss the method of selection of the underwriter.

6. Miscellaneous. The Definitive Agreements will contain customary indemnification provisions relating to the sale of registered securities.
        The Company agrees to use its reasonable best efforts to assure that Rule 144 will be available to FT/DT.